Exhibit 99.1

Legacy Reserves LP to Acquire Oil and Natural Gas Producing Properties for $21.4 Million

MIDLAND, Texas, August 30, 2007 -- Legacy Reserves LP (Nasdaq:LGCY) today announced that it has signed a definitive purchase agreement to acquire certain oil and natural gas producing properties from a private seller for a purchase price of $15.3 million, subject to purchase price adjustments, to be paid in cash.  The properties are located in the Permian Basin near Legacy’s existing operations.  The acquisition is subject to customary closing conditions and is expected to close by early October, 2007.

Operational highlights:

•	Estimated proved reserves of approximately 783 MBoe
•	100% proved developed producing reserves
•	Proved reserves to production ratio of approximately 14 years
•	Current net production of approximately 159 Boe per day
•	93 producing wells, all of which are operated

Legacy Reserves also announced that it has acquired oil and natural gas producing properties from private parties for an aggregate purchase price of $6.1 million, to be paid in cash.  The properties are located in the Permian Basin near Legacy’s existing operations.

Operational highlights:

•	Estimated proved reserves of approximately 573 MBoe
•	81% proved developed producing reserves
•	Proved reserves to production ratio of approximately 18 years
•	Current net production of approximately 90 Boe per day
•	31 producing wells

Financial highlights:

We expect the acquisition to be immediately accretive to distributable cash flow per unit. Management will evaluate the impact of the acquisition on current distribution levels as it integrates the assets. All changes in distributions are subject to approval by the Board of Directors of the general partner of Legacy Reserves LP.

About Legacy Reserves LP

We are an independent oil and natural gas limited partnership headquartered in Midland, Texas, and are focused on the acquisition and exploitation of oil and natural gas properties primarily located in the Permian Basin of West Texas and southeast New Mexico. Additional information is available at www.LegacyLP.com.

Cautionary Statement Relevant to Forward-Looking Information

This press release contains forward-looking statements relating to Legacy's operations that are based on management's current expectations, estimates and projections about its operations. Words such as "anticipates," "expects," "intends," "plans," "targets," "projects," "believes," "seeks," "schedules," "estimated," and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Legacy undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are realized oil and natural gas prices; production volumes; lease operating expenses, general and administrative costs and finding and development costs; future operating results; and the factors set forth under the heading "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2006.

Contact:
Legacy Reserves LP
Steven H. Pruett
President and Chief Financial Officer
432-689-5200

Source: Legacy Reserves LP